Exhibit 10.4

January 7, 2013

Stephen Collins

Re: Terms of Employment

Dear Stephen:

On behalf of Bazaarvoice, Inc. (the “Company”), I am pleased to write to confirm the terms of your employment effective as of November 4, 2012 as the President and CEO of the Company as set forth in this letter, reporting to the Company’s Board of Directors (the “Board”). It is anticipated that you will remain in your role as the CFO of the Company until such date that a suitable successor is identified and appointed to that role. Subject to and effective from the date of your acceptance, the terms of your employment with the Company will be as follow:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.

2. Compensation. The Company will pay you a base salary at a rate of $28,333.33 per month (annualized to $340,000.00 per year) in accordance with the Company’s standard payroll policies, including compliance with applicable withholding requirements (“Base Salary”). In addition to your Base Salary, you will be eligible to participate in an annual executive bonus plan adopted each fiscal year that sets your target bonus amount to be paid upon achievement of defined goals for the company and you. For fiscal year 2013, your targeted annual bonus will be $272,000 at 100% achievement, representing 80% of your Base Salary. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

3. Stock Ownership.

(a) Stock Options. In addition to the equity awards granted to you prior to your appointment as President and CEO (the “Prior Equity Awards”), in connection with your acceptance of these roles, on November 4, 2012 the Board approved the following stock options under the Company’s 2012 Equity Incentive Plan: (i) an option to purchase 800,000 shares of the Company’s common stock subject to time-based vesting as described below (the “Time-Based Option”), and (ii) an option to purchase 100,000 shares of the Company’s common stock subject to performance-based vesting as described below (the “Performance-Based Vesting”), in each case at $12.60 per share, which was equal to the most recent closing market price on the date upon which the Board approved the option grants.

(b) Time-Based Vesting. The vesting schedule with respect to the Time-Based Option is as follows: One-fourth ( 1/4th) of the shares subject to the option will vest on the first anniversary of your appointment as CEO on November 4, 2012 and an additional one forty-eighth (1/48th) of the total number of such shares will vest each month thereafter, subject to your continued employment with the Company on any such date.

Stephen Collins

January 7, 2013

(c) Performance-Based Vesting. The vesting schedule with respect to the Performance-Based Option is to be based on performance metrics for the remainder of fiscal year 2013 that are to be agreed between you and the Board, which shall be based on the metrics used for the Company’s annual executive bonus plan for fiscal year 2013, with such adjustments as may be mutually agreed. The Performance-Based Option will vest on the same schedule described above for the Time-Based Option, subject to the satisfaction of the performance metrics.

(d) Stock Option Agreements. Each of these stock options will be granted pursuant to Stock Option Agreements to be entered into between you and the Company.

(e) Vesting Acceleration. In the event of a Change of Control (as defined in Exhibit A attached hereto), fifty percent (50%) of the total number of shares subject to the Time-Based Option and the Performance-Based Option shall immediately vest and become exercisable, and in the event of your Termination Upon Change of Control (as defined in Exhibit A attached hereto), one hundred percent (100%) of the total number of shares subject to the Time-Based Option and the Performance-Based Option shall be deemed vested and exercisable.

4. Severance Benefits. In the event that your employment with the Company is terminated, you will be entitled to receive certain severance benefits. The Company’s severance obligations, and the terms and conditions of such severance obligations are set forth in Exhibit A, which is incorporated into this letter agreement and attached hereto.

5. Benefits. During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time.

6. Prior Employment Relationships; Conflicting Obligations. If you have not already done so, we request that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

6. Employee Proprietary Information Agreement. You acknowledge and agree that you have completed and signed the Company’s standard form of Employee Proprietary Information Agreement (the “EPIA”) and that such EPIA remains in effect.

7. General. This letter agreement and the Stock Option Agreements covering the shares described in paragraph 3, when signed by you, the EPIA and the agreements evidencing the Prior Equity Awards, collectively, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral, including the offer letter you entered into with the Company dated August 13, 2010. In the event of a conflict between the terms and provisions of this letter agreement, on the one hand, and the EPIA, the Stock Option Agreements or the agreements evidencing the Prior Equity Awards, on the other hand, the terms and provisions of the EPIA, the Stock Option Agreements and such agreements evidencing the Prior Equity Awards will control. Any amendment of this letter agreement or any waiver of a right under this letter agreement must be in a writing signed by you

Stephen Collins

January 7, 2013

and the Chairman of the Board or the Chairman of the Compensation Committee of the Board. The headings used in this letter agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. THIS LETTER AGREEMENT WILL BE GOVERNED BY TEXAS LAW WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAW PRINCIPLES. EACH PARTY HERETO CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS IN AND FOR THE COUNTY OF TRAVIS AND THE COURTS OF THE UNITED STATES LOCATED IN THE WESTERN DISTRICT OF TEXAS FOR THE ADJUDICATION OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR OTHERWISE RELATING TO THIS LETTER AGREEMENT. This letter agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

If the foregoing terms are agreeable, please indicate your acceptance by signing this letter agreement in the space provided below and returning it to me not later than December 17, 2012.

Sincerely,

BAZAARVOICE, INC.

By:	/s/ Edward Keller
Edward Keller,
Chairman of the Compensation Committee

Agreed and Accepted:

Signature:	/s/ Stephen Collins

Date:	1/16/13

Stephen Collins

January 7, 2013

EXHIBIT A

1. Severance.

(a) As set forth in the accompanying letter agreement, you and the Company shall be entitled to terminate your employment with the Company at any time, for any or no reason. Upon your termination of employment, you shall be entitled to the following:

(i) if the Company terminates your employment for Cause, if you resign without Good Reason, or if your employment is terminated due to death or Disability, you shall be entitled to (A) your Base Salary through the date of termination; (B) reimbursement of all expenses, including travel, for which you are entitled to be reimbursed pursuant to the Company’s current expense reimbursement policy, but for which you have not yet been reimbursed; and (C) no other severance or benefits of any kind, except as set forth below or as otherwise required by law or pursuant to any written Company plans or policies, as then in effect;

(ii) [intentionally omitted]; and

(iii) in the event of a Termination Upon Change of Control, then, in addition to the benefits described in Section 1(a)(i) above, subject to the limitations of Section 1(b) and Section 2 of this Exhibit A, you shall be entitled to receive severance payments in an aggregate amount equal to twelve (12) months of your then-current Base Salary, to be paid in twelve (12) equal monthly installments beginning on the Company’s first regular payroll date following the effective date of the release described in Section 1(c) below (except as otherwise provided in paragraph 1(c)), in accordance with the Company’s regular payroll practices, and shall be less applicable withholding.

(b) Conditions Precedent. Any severance payments contemplated by Section 1(a)(ii) above are conditional on your: (i) continuing to comply with the terms of the accompanying letter agreement and the EPIA; and (ii) complying with the release requirements of Section 1(c) below. Notwithstanding the foregoing, this Section 1(b) shall not limit your ability to obtain expense reimbursements pursuant to the Company’s current expense reimbursement policy or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

(c) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 1(a)(ii) or Section 1(a)(iii) of this Exhibit A will be subject to your signing and not revoking a separation agreement including a general release of claims relating to your employment and/or the accompanying letter agreement and this Exhibit A against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and affirmation of obligations hereunder and under the EPIA in a form reasonably satisfactory to the Company or its successor (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this letter. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Notwithstanding anything to the contrary in this Agreement, in the event that your termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which your termination occurs, any severance that would be considered Deferred Payments (as defined in Section 3 of this Exhibit A) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (1) the Release Deadline, (ii) such time as required by the payment schedule applicable to each severance benefit, or (iii) such time as required by Section 3 of this Exhibit A.

Stephen Collins

January 7, 2013

2. Definitions. The following terms shall have the meaning ascribed to each such term:

(a) “Termination Upon Change of Control” means any termination of your employment by the Company without Cause or as a result of your resignation with Good Reason during the period commencing on or after the date that the Company has signed a definitive agreement or that the Company’s board of directors has endorsed a tender offer for the Company’s stock that in either case when consummated would result in a Change of Control (even though consummation is subject to approval or requisite tender by the Company’s stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a Change of Control or on the date which is twelve (12) months following the consummation of any transaction or series of transactions that results in a Change of Control.

(b) “Cause” means (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your Disability), (ii) any act of personal dishonesty, fraud or misrepresentation taken by you which was intended to result in substantial gain or personal enrichment for you at the expense of the Company, (iii) the willful engaging by you in illegal conduct or gross misconduct which is or is reasonably likely to be injurious to the Company; (iv) your conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; (v) your breach of the terms of your agreement(s) with the Company relating to proprietary information and inventions assignment, including your EPIA; or (vi) your material breach of the terms of this letter. For purposes of this letter, clauses (i), (v) and (vi) shall constitute “Cause” only after you have received from the Board written notice describing the circumstances of such breach or failure in reasonable detail and have been given a reasonable cure period of not less than thirty (30) days.

(c) “Change of Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least fifty (50%) percent of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held the voting securities of the Company immediate prior to such transaction or series of transactions; (d) the dissolution or liquidation of the Company, unless after such liquidation or dissolution all or substantially all of the assets of the Company are held in an entity at least fifty (50%) percent of the combined voting power of the voting securities of which is held by persons who held the voting securities of the Company immediately prior to such liquidation or dissolution; or (e) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

(d) “Disability” means that you, at the time notice is given, have been unable to substantially perform your duties under the accompanying letter agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of your incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(e) “Good Reason” refers to the existence or occurrence of the following, provided in each case that your resignation occurs within thirty (30) days after the original occurrence of such event: (i) a change in your position with the Company or a successor entity that materially reduces your position, title, duties and responsibilities or the level

Stephen Collins

January 7, 2013

of management to which you report; (ii) a material reduction in your total compensation and benefits package (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs as established from time to time) (provided, that, for the avoidance of doubt, the Time-Based Option and the Performance-Based Option shall not be deemed compensation or benefits for purposes of this definition); or (iii) a relocation of your place of employment by more than fifty (50) miles from the Company’s current offices in Austin, Texas; provided, however, an event described in clauses (i), (ii) or (iii) of this paragraph shall give rise to Good Reason if and only if such change, reduction or relocation is effected without your consent.

3. Section 409A. The Company intends that all severance payments made under this letter comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A and the severance benefits payable under this letter, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), payment of such Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

4. Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally or by overnight courier, (ii) delivered by facsimile transmission with delivery confirmation, or (iii) mailed (postage prepaid by certified or registered mail, return receipt requested) (effective three business days following mailing) to you at the address set forth on the first page hereof or to the Company at the Company’s then-current principal executive office. An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this letter if sent with return receipt requested to the electronic mail address specified by the receiving party. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within five (5) days after receipt of the written request for Nonelectronic Notice. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other party hereto.